                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.1
================================================================================

                            STOCK PURCHASE AGREEMENT

                                      among

                             VORWERK & CO. EINS GMBH

                                       and

                        CDRJ NORTH ATLANTIC (LUX) S.aR.L.

                                       and

                               THE STOCKHOLDERS OF
                          CDRJ INVESTMENTS (LUX) S.A.,
                             THE INDIRECT OWNERS OF
                        CDRJ NORTH ATLANTIC (LUX) S.aR.L.

                           Dated as of March 29, 2004

================================================================================

                               TABLE OF CONTENTS

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                                   ARTICLE I
              SALE AND PURCHASE OF SHARES; CANCELLATION OF OPTIONS

1.1    Sale and Purchase of Shares; Cancellation of Options.....................       2
1.2    Closing..................................................................       2
1.3    Delivery of Shares, etc..................................................       3
1.4    Delivery of Purchase Price, Option Cancellation Amount, etc..............       3
1.5    Sale of CDRJ Europe Shares...............................................       4
1.6    Payment of Share Purchase Price..........................................       4

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

2.1    Authorizations, etc......................................................       5
2.2    Title to Shares, etc.....................................................       5
2.3    No Conflicts; Consents and Approvals, etc................................       5
2.4    Brokers..................................................................       6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1    Corporate Status and Authority...........................................       6
3.2    No Conflicts; Consents and Approvals, etc................................       7
3.3    Capitalization...........................................................       7
3.4    Subsidiaries.............................................................       8
3.5    SEC Reports and Financial Statements.....................................       9
3.6    Absence of Undisclosed Liabilities.......................................       9
3.7    Real Property; Assets....................................................      10
3.8    Contracts................................................................      11
3.9    Workforce Related Matters................................................      12
3.10   Intellectual Property....................................................      15
3.11   Governmental Authorizations; Compliance with Law.........................      17
3.12   Litigation...............................................................      17
3.13   Taxes....................................................................      17
3.14   Absence of Changes.......................................................      19
3.15   Environmental Matters....................................................      19
3.16   Insurance................................................................      21
3.17   Affiliate Transactions...................................................      21
3.18   Brokers..................................................................      21
3.19   Product Returns..........................................................      21
3.20   Controls and Procedures..................................................      22

                                       i
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                               Table of Contents
                                   (continued)

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3.21   Independent Contractors..................................................      22

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1    Corporate Status and Authority...........................................      22
4.2    No Conflicts; Consents and Approvals, etc................................      23
4.3    Financial Ability to Perform.............................................      23
4.4    Litigation...............................................................      23
4.5    Purchase for Investment..................................................      23
4.6    Brokers..................................................................      23

                                    ARTICLE V
                                    COVENANTS

5.1    Satisfaction of Closing Conditions.......................................      24
5.2    Conduct of Business, etc.................................................      24
5.3    Access and Information...................................................      27
5.4    Publicity................................................................      27
5.5    Indemnification of Directors and Officers................................      28
5.6    Employees and Employee Benefit Plans.....................................      29
5.7    Tax Matters..............................................................      29
5.8    Confirmation of Minimum Net Worth Condition..............................      30
5.9    Drag-Along Rights........................................................      31

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1    Conditions to Obligations of the Parties.................................      31
6.2    Conditions to Obligations of the Sellers.................................      31
6.3    Conditions to Obligations of the Purchaser...............................      32

                                   ARTICLE VII
                                   DEFINITIONS

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1    Non-survival of Representations, Warranties and Agreements...............      40
8.2    Modification; Waiver.....................................................      40
8.3    Entire Agreement.........................................................      40
8.4    Certain Limitations......................................................      40
8.5    Termination..............................................................      41
8.6    Expenses.................................................................      41

                                       ii
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                               Table Of Contents
                                  (continued)

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8.7    Further Actions..........................................................      42
8.8    Notices..................................................................      42
8.9    Assignment...............................................................      43
8.10   No Third Party Beneficiaries.............................................      44
8.11   Counterparts.............................................................      44
8.12   Interpretation...........................................................      44
8.13   Governing Law............................................................      44
8.14   Consent to Jurisdiction, etc.............................................      44
8.15   Specific Performance.....................................................      45
8.16   Severability.............................................................      45
8.17   Waiver of Punitive and Other Damages and Jury Trial......................      45

                                                                  EXECUTION COPY

      STOCK PURCHASE AGREEMENT, dated as of March 29, 2004 (as amended, restated or supplemented from time to time, the "Agreement"), among Vorwerk & Co. eins GmbH, a German corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Vorwerk & Co. KG (the "Parent"), CDRJ North Atlantic (Lux) S.ar.l., a Luxembourg societe a responsabilite limitee (the "Company"), and each of the other Persons listed on the signature pages hereto (the "Sellers"). Capitalized terms used herein have the meanings set forth in Article VII.

                                   RECITALS:

      A. The Sellers own all of the issued and outstanding capital stock of CDRJ Investments (Lux) S.A., a Luxembourg societe anonyme ("CDRJ"), consisting of 831,888 Class A voting shares, par value $2.00 per share (other than 3,476 shares held by the Company). CDRJ in turn owns all of the issued and outstanding capital stock of the Company. The Company owns directly all of the issued and outstanding capital stock of Jafra Worldwide Holdings (Lux) S.ar.l., a Luxembourg societe a responsabilite limitee ("Jafra Worldwide") and indirectly through Jafra Worldwide and/or its Subsidiaries all of the issued and outstanding capital stock of Jafra Cosmetics International, Inc., a Delaware corporation ("Jafra US"), CDRJ Europe Holding Company B.V., a company organized under the laws of The Netherlands ("CDRJ Europe"), Jafra Cosmetics International S.A. de C.V., a Mexican corporation ("Jafra Mexico") and Distribuidora Comercial Jafra, S.A. de C.V., a Mexican corporation ("Jafra Distribution (Mexico)").

      B. CDRJ has commenced liquidation proceedings under the laws of Luxembourg. In connection with the liquidation of CDRJ, it is expected that the Company will be converted into a societe anonyme and that its outstanding capital stock will be converted into 831,888 Class A voting shares, par value $2.00 per share (the "Shares") (including 3,476 Shares that will be held by the Company as treasury stock). Upon the completion of the liquidation of CDRJ, all of its assets, including the Shares, will be distributed to the Sellers.

      C. The Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares upon the completion of the liquidation of CDRJ on the terms and conditions and for the consideration set forth herein. The Parent has agreed to guarantee all of the obligations of the Purchaser hereunder.

      D. In connection with the purchase and sale of the Shares, the Purchaser will cause Jafra US and Jafra Mexico to have sufficient cash on hand (whether through the contribution of capital, the acquisition of the CDRJ Europe Shares or otherwise) at the Closing to pay the Option Cancellation Amount with respect to Company Options that are or will be vested as of the closing of the sale and purchase of the Shares.

      NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

              SALE AND PURCHASE OF SHARES; CANCELLATION OF OPTIONS

      1.1   Sale and Purchase of Shares; Cancellation of Options.

      Subject to all of the terms and conditions of this Agreement at the Closing provided for in Section 1.2:

            (a) Each Seller will sell to the Purchaser, and the Purchaser will purchase from each such Seller, the number of Shares set forth opposite such Seller's name in the column entitled "Number of Shares Owned" in Schedule 1.1 of the Disclosure Letter for the Aggregate Purchase Price paid by the Purchaser as provided in Section 1.1(b). The Shares shall be delivered by the Sellers as provided in Section 1.3(b).

            (b) The Purchaser will pay to the Custodian as provided in Section 1.4(a), and will cause the Company, Jafra US and Jafra Mexico to pay the Option Holders as provided in Section 1.4(b), an aggregate purchase price of $279,900,000 (the "Aggregate Purchase Price") for the Shares and the cancellation of the outstanding Company Options.

            (c) Each outstanding Company Option (regardless of whether such option is at such time otherwise vested and exercisable) shall be canceled in exchange for a payment in cash of an amount (the "Option Cancellation Amount") equal to (i) the excess, if any, of the Purchase Share Price over the Exercise Price of such Company Option, multiplied by (ii) the number of shares of Common Stock of the Company covered by such Company Option, payable as set forth below in Section 1.4(b). Schedule 1.1 of the Disclosure Letter contains a complete and correct list of all Option Holders, including the number of vested and unvested outstanding Company Options held by each Option Holder, and the Exercise Price thereof. For these purposes, "outstanding Company Options" shall include those Company Options held by those certain individuals specifically identified (by asterisk) in Schedule 1.1 of the Disclosure Letter, notwithstanding that certain Company Options previously granted to such individuals may have expired in accordance with their terms.

      1.2 Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. New York City time on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Article VI or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date").

      1.3   Delivery of Shares, etc.

            (a) Immediately prior to the Closing, the Sellers will cause (x) the Company to be converted into a Luxembourg societe anonyme (which conversion will become valid and effective vis-a-vis third parties once official notice thereof is published in accordance with Applicable Law) and its outstanding capital stock to be converted into the Shares and (y) the liquidation of CDRJ to be duly completed in accordance with Luxembourg law as contemplated by Schedule
1.3 of the Disclosure Letter and all assets of CDRJ, including the Shares, to be distributed to the Sellers.

            (b) At the Closing, each Seller will transfer or cause to be transferred to the Purchaser, against payment of the purchase price therefor as provided in Section 1.4(a), good and valid title to the Shares being sold by such Seller, free and clear of any liens, charges, encumbrances, security interests, options or rights or other claims of others of any character whatsoever with respect thereto ("Liens"), by (a) causing to be delivered to the Company certificates for such Shares in the name of the Seller, (b) causing the Company to record the transfer of such Shares in the share register of the Company and (c) the Company delivering to the Purchaser one or more certificates for such Shares, the cost of which shall be borne in accordance with Section 8.6 herein.

      1.4   Delivery of Purchase Price, Option Cancellation Amount, etc.

            (a) At least two Business Days prior to the Closing, the Custodian shall deliver to the Purchaser a statement setting forth: (i) the Purchase Share Price; (ii) the Option Cancellation Amount and the portions thereof to be paid respectively to each of Jafra US and Jafra Mexico pursuant to Section 1.4(b);
(iii) the portion of the Aggregate Purchase Price to be paid to the Custodian hereunder; and (iv) wire transfer instructions with respect to the payment of the amounts payable hereunder. At the Closing, the Purchaser shall deliver to the account of Clayton, Dubilier & Rice, Inc., as Custodian (the "Custodian") under the Power of Attorney and Custody Agreements (individually a "Custody Agreement" and collectively the "Custody Agreements") executed or to be executed between each of the Sellers and Clayton, Dubilier & Rice, Inc., as Attorney-in-Fact and Custodian, by wire transfer of immediately available funds in an amount equal to the Aggregate Purchase Price minus the aggregate Option Cancellation Amount. The delivery by the Purchaser to the Custodian of such amount pursuant to this Section 1.4(a) shall constitute delivery of the portion of the Aggregate Purchase Price payable to the Sellers and entitle the Purchaser to delivery of the Shares pursuant to Section 1.3. The Purchaser shall have no liability to any Seller or holder of any Company Option as a result of any act or failure to act by the Custodian or in connection with the determination of the Option Cancellation Amount.

            (b) At the Closing, to the extent Jafra US and Jafra Mexico lack sufficient funds therefor (taking into account any funds to be provided to Jafra US pursuant to Section 1.5), the Purchaser shall deliver or cause to be delivered to the accounts of Jafra US and Jafra Mexico, by wire transfer of immediately available funds, in an amount sufficient for Jafra US and Jafra Mexico to pay the aggregate Option Cancellation Amount to all holders of Company Options. The Company shall cause Jafra US and Jafra Mexico to pay (and the Purchaser shall cause Jafra US and Jafra Mexico to pay) the applicable Option Cancellation Amount to the Option Holders as soon as reasonably practicable following the Closing, but not later than five Business Days following the Closing Date.

            (c) Jafra US and Jafra Mexico shall deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to Section 1.4(b), such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Option Holders in respect of which such deduction and withholding was made.

      1.5 Sale of CDRJ Europe Shares. The Purchaser shall be entitled to acquire the CDRJ Europe Shares promptly following the Closing from Jafra US for $16.1 million and the Company will use its reasonable efforts to cause Jafra US to sell the CDRJ Europe Shares to the Purchaser at such time. Purchaser and Sellers agree that such sale shall not result in any reduction of the amount the Custodian on behalf of the Sellers is entitled to receive under Section 1.4(a).

      1.6 Payment of Share Purchase Price. As of the date hereof, Purchaser does not intend to withhold any Tax from any amount payable under Section 1.4(a). Purchaser shall provide Sellers with notice reasonably in advance of Closing of any intention to withhold Tax on any payments to be made by Purchaser under Section 1.4(a) and shall make such withholding only to the extent required by Applicable Law. Purchaser shall cooperate with Sellers as may reasonably be requested to avoid any requirement of withholding. Notwithstanding the foregoing, the amount payable by Purchaser under Section 1.4(a) shall be delivered free and clear of any withholding of any Taxes if Purchaser assigns its obligations to an entity that is not organized under the laws of, or resident in, Germany for Tax purposes or if payment under Section 1.4(a) is made from a jurisdiction other than Germany.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each Seller as to itself, severally and not jointly with any other Seller, represents and warrants to the Purchaser as follows:

      2.1 Authorizations, etc. Such Seller has full right, power, authority and capacity to execute and deliver this Agreement and the Custody Agreement to which such Seller will be a party and to perform fully such Seller's obligations hereunder and thereunder. Each Seller has taken all actions necessary to authorize the transactions contemplated hereby. This Agreement has been, and prior to the Closing such Custody Agreement will have been, duly executed and delivered by such Seller and each constitutes, or will constitute, respectively, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

      2.2   Title to Shares, etc.

            (a) At the Closing, such Seller will own beneficially and of record, free and clear of any Liens, the number of Shares set forth beside such Seller's name on Schedule 1.1 of the disclosure letter delivered to the Purchaser on the date hereof (the "Disclosure Letter"), and such Shares will constitute all of the shares of capital stock of the Company owned beneficially or of record by such Seller. The recording in the share register of the Company of the transfer of such Shares to the Purchaser will transfer to the Purchaser good and valid title to the Shares free and clear of any Liens, and, except as set forth on Schedule 2.2 of the Disclosure Letter, the Shares shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under Applicable Laws). The Sellers beneficially own all outstanding shares of capital stock of the Company and its Subsidiaries.

            (b)   Except for this Agreement and except as set forth on Schedule
2.2 of the Disclosure Letter, such Seller (i) is not party to and has not granted to any other Person, any options, warrants, subscription rights, rights of first refusal or any other rights providing for the acquisition or disposition of the Shares or any other equity interest in the Company or its Subsidiaries and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares.

      2.3   No Conflicts; Consents and Approvals, etc.

            (a) Except as set forth on Schedule 2.3 of the Disclosure Letter, the execution, delivery and performance by such Seller of this Agreement and the Custody Agreement to which such Seller will be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any Applicable Law applicable to such Seller or any of the properties or assets of such Seller or (ii) any Contract to which such Seller is a party or by which such Seller or any of its properties or assets may be bound or affected.

            (b) Except as may be required under any Competition Law and except as set forth on Schedule 2.3 of the Disclosure Letter, no Governmental Approval or Consent is required to be obtained by such Seller in connection with the execution and delivery of this Agreement and the Custody Agreement to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby except where the failure to do so would not impair the ability of such Seller to consummate the transactions contemplated by this Agreement.

      2.4 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of such Seller in such manner as to give rise to any valid claim against the Purchaser, the Sellers or the Company for any brokerage or finder's commission, fee or similar compensation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchaser as follows:

      3.1   Corporate Status and Authority.

            (a) Company. As of the date hereof, the Company is a private company (societe a responsabilite limitee) and at and as of the Closing Date will be a corporation (societe anonyme) duly organized and validly existing under the laws of Luxembourg and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would reasonably be expected to have or result in a Material Adverse Effect. The execution, delivery and performance of this Agreement have been duly authorized by the Company's board of directors, which constitutes all necessary corporate action on the part of the Company for such authorization. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles. Accurate and complete copies of the Company's Organizational Documents have been, and prior to the Closing the Company's Organizational Documents, as amended, will have been, provided to the Purchaser.

            (b) Subsidiaries. Each of the Subsidiaries is a corporation, partnership or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of each jurisdiction specified in
Schedule 3.4 of the Disclosure

Letter and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except as set forth in Schedule 3.1 of the Disclosure Letter, each Subsidiary is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would reasonably be expected to have or result in a Material Adverse Effect. Accurate and complete copies of the Organizational Documents of each of the Subsidiaries, in each case as currently in effect, have been provided to the Purchaser.

      3.2   No Conflicts; Consents and Approvals, etc.

            (a) Except as set forth on Schedule 3.2 of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice, the lapse of time, or both) result in (i) any violation or breach of, or conflict with, the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 3.2(b), any breach or violation of, conflict with, increased liability or fees, or default under any Applicable Law applicable to the Company or any of its Subsidiaries or result in any violation or breach of, conflict with, or give any Person the right to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, suspend or modify, any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or (iii) the creation or imposition of any Liens other than Permitted Liens and Liens created by or resulting from the actions of the Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults and such Liens that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

            (b) Except as set forth on Schedule 3.2 of the Disclosure Letter, and except as may be required under any Competition Law, no Governmental Approval or Consent is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except where the failure to obtain such third-party consents would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

      3.3   Capitalization.

            (a) Capital Stock. At and as of the Closing, the authorized capital stock of the Company will consist of 1,020,000 shares of Class A voting shares, par value $2.00 per share (the "Common Stock"), of which 831,888 shares will be issued and outstanding (3,476 of which will be held by the Company as treasury stock). At and as of the Closing, the Shares will constitute all of the issued and outstanding capital stock of the Company and will have been duly authorized, validly issued, fully paid and non-assessable. Schedule 1.1 of the Disclosure Letter contains a complete and correct list of all persons who, as of the Closing, will own of record any and all shares of Common Stock, specifying for each Seller the number of shares owned.

            (b) Options. At and as of the Closing, there will be 104,282 shares of the Common Stock reserved for issuance upon the exercise of the Company Warrant in respect of options (the "Company Options") that may be issued to certain employees and officers of the Company (the "Option Holders") pursuant to the Amended and Restated Jafra Cosmetics International, Inc. Stock Incentive Plan, as amended (the "Jafra Stock Incentive Plan"). At and as of the Closing, there will be Company Options relating to 77,169 shares of Common Stock outstanding (the "Option Shares").

            (c) Agreements with Respect to Common Stock. Except as set forth on Schedule 3.3(c) of the Disclosure Letter, there are no preemptive or similar rights on the part of any holder of any class of securities of the Company. Except for the Company Options and the Company Warrant and except as set forth on Schedule 3.3(c) of the Disclosure Letter, no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares are outstanding, and no authorization therefor has been given. Except as set forth on Schedule 3.3(c) of the Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire Common Stock or Company Options.

      3.4 Subsidiaries. The authorized capital stock or other ownership interests of each of the Company's Subsidiaries is set forth on Schedule 3.4 of the Disclosure Letter. Except as set forth on Schedule 3.4 of the Disclosure Letter, all such issued and outstanding capital stock or other ownership interests are owned directly or indirectly by the Company, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.4 of the Disclosure Letter, there are no outstanding options, warrants, conversion or other rights or agreements, commitments, arrangements or understandings of any kind for the purchase or acquisition from, or the sale, transfer, disposal or issuance by, the Company or any of its Subsidiaries of any shares of capital stock of any of such Subsidiaries, and no authorization therefor has been given. Except for the Subsidiaries, the Company does not have any equity interest or investment in any corporation, partnership, trust, joint venture, association or other legal entity or business organization, whether incorporated or unincorporated. Jafra Worldwide, Jafra US, Jafra Mexico, Jafra Distribution (Mexico) and the other indirect Subsidiaries of the Company conduct all of the business of the Company.

      3.5   SEC Reports and Financial Statements.

            (a) From January 1, 1999 until August 14, 2003, CDRJ filed, and since August 14, 2003 Jafra Worldwide has filed, with the SEC certain forms, reports and documents under the Securities Act and the Exchange Act, and on or about March 30, 2004, Jafra Worldwide expects to file a Form 10-K (the "10-K" and collectively, the "Company SEC Documents"). As of their respective dates, (and in the case of the 10-K, when filed) the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the applicable rules and regulations of the SEC thereunder.

            (b) The Company has prepared and delivered to the Purchaser (for informational purposes only and not for the public sale of securities) a draft Registration Statement on Form S-1/A, dated March 26, 2004 (the "S-1") with respect to the contemplated initial public offering of the Company's capital stock. As of the date hereof, the S-1 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that initial public offering and the transactions described in the S-1 in connection therewith will not be consummated and the transactions contemplated by this Agreement are not described in the S-1).

            (c) The consolidated financial statements included in the Company SEC Documents and the S-1 have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year-end adjustment and do not contain all footnote disclosures required by U.S.
GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

      3.6   Absence of Undisclosed Liabilities. Except (i) as set forth in
Schedule 3.6 of the Disclosure Letter, (ii) as and to the extent reflected on and reserved against in the December 2003 Balance Sheet or (iii) as expressly disclosed in the Company SEC Documents, the Company and its Subsidiaries do not have any liabilities or obligations, other than liabilities or obligations incurred since December 31, 2003 in the ordinary course of business consistent with past practice or that would not reasonably be expected to have or result in a Material Adverse Effect. This Section 3.6 does not relate to workforce related matters, which are instead the subject of Section 3.9, tax matters, which are instead the subject of Section 3.13 or environmental matters, which are instead the subject of Section 3.15.

      3.7   Real Property; Assets.

            (a) Schedule 3.7 of the Disclosure Letter lists all items of real property owned by the Company or its Subsidiaries (the "Owned Real Property") and all material items of real property leased by the Company or its Subsidiaries (the "Leased Real Property"). The Company and its Subsidiaries have good and marketable title to the Owned Real Property listed on Schedule 3.7 and valid leasehold interests in the Leased Real Property listed on Schedule 3.7, in each case free and clear of all Liens except for (i) Liens reflected in any Company SEC Document, including the financial statements contained therein, (ii) Liens reflected on the December 2003 Balance Sheet, (iii) Liens reflected on
Schedule 3.7 of the Disclosure Letter, (iv) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (v) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (vi) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property that do not materially interfere with the current use of properties affected thereby or would not reasonably be expected to have or result in a Material Adverse Effect, (vii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or its Subsidiaries, and (viii) any other Liens that do not materially interfere with the current use of properties affected thereby ("Permitted Liens"). None of the Owned Real Property is owned jointly with any other Person.

            (b) Each lease (including any option to purchase contained therein) pursuant to which the Company or its Subsidiary leases any Leased Real Property listed on Schedule 3.7 of the Disclosure Letter (the "Leases") is in full force and effect as of the date hereof and, to the knowledge of the Company, is enforceable against the landlord that is party thereto in accordance with its terms. There exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Company or any of its Subsidiaries under any Leases. The Company has delivered to the Purchaser complete and correct copies of all Leases including all amendments thereto effective as of the date hereof. Neither the Company nor any of its Subsidiaries has received any written notice of any default under any lease by which the Company or any of its Subsidiaries leases the Leased Real Property nor any other written termination notice with respect thereto.

            (c) As of the date hereof, there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings affecting or any other proceeding materially and adversely affecting, the Owned Real Property or the Leased Real Property.

            (d) The covenants, conditions, rights-of-way, easements and similar restrictions affecting the Owned Real Property and the Leased Real Property do not, in each case, materially impair the ability to use any such Owned and Leased Real Property as of the date hereof in the operation of the businesses of the Company or any of its Subsidiaries as presently conducted.

            (e) Neither the Company or any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any material parcel of real property or any portions thereof or interests therein.

            (f) The Company and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the December 2003 Balance Sheet, except for properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the December 2003 Balance Sheet, in each case free and clear of all Liens except for Permitted Liens. The Company and its Subsidiaries own or have the right to use all of the material properties and assets (including the buildings and other structures on the Owned Real Property and the Leased Real Property) necessary for the conduct of their business as currently conducted. All such material properties and assets necessary for the conduct of the business as currently conducted are in such condition and repair (ordinary wear and tear excepted and having regard for the age of such properties and assets) as are sufficient in all material respects for the use thereof in the ordinary course of business.

      3.8 Contracts. Schedule 3.8 of the Disclosure Letter lists as of the date hereof, all Material Contracts. The term "Material Contracts" means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound as of the date hereof (other than formation documents of any of the Subsidiaries, real property leases, labor or employment-related agreements, agreements related to intellectual property and agreements with Affiliates of the Company, which are provided for in Sections 3.4, 3.7, 3.9, 3.10 and 3.17, respectively): (a) joint venture and limited partnership agreements or any other Contract involving the sharing of profits, losses, costs or liabilities of any other Person in each case in excess of $250,000, (b) mortgages, indentures, loan or credit agreements, letters of credit, security agreements and other agreements and instruments, in each case relating to the borrowing of money or extension of credit in any case in excess of $250,000, (c) any Contract that involves the performance of services or delivery, supply or manufacture of goods or materials involving in excess of $250,000 of product per year, (d) other Contracts that are not cancelable by the Company or any of its Subsidiaries on notice of 90 days or less and that require payment by the Company after the date hereof of more than $250,000, (e) any agreement containing a non-competition or exclusivity provision, or any provision pertaining to the business activity or the freedom to engage in any line of business, restricting the Company or any of its Subsidiaries, (f) standard forms of agreements for use with the independent consultants in the United States, Mexico and Germany, (g) any acquisition, merger, asset purchase or sale Contracts (with respect to the acquisition of any Person or a substantial amount of assets of any Person) with an acquisition purchase price in excess of $250,000 (A) entered into within three (3) years prior to the date hereof or (B) providing for continuing payment obligations of the Company or any of its Subsidiaries, (h) any settlement agreements with respect to litigation under which the Company or any of its Subsidiaries has continuing material financial obligations in excess of $50,000, (i) any swaps, caps, floors or option agreements or any other risk management arrangement or foreign exchange contracts, (j) Contract for any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service in an amount in excess of $250,000, and (k) any other "material contracts" within the meaning set forth in
Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act. The Company has provided the Purchaser true and complete copies of all of the Material Contracts, including all amendments, modifications, waivers, and elections applicable thereto. Each such Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, and, to the knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Except as set forth on Schedule 3.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person is in default under any Material Contract, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Except as set forth on
Schedule 3.8 of the Disclosure Letter, neither the Company nor any Subsidiary has given any irrevocable power of attorney that is outstanding or will be in effect on the Closing Date to any Person for any reason whatsoever. This Section
3.8 does not relate to workforce related matters, which are instead the subject of Section 3.9, tax matters, which are instead the subject of Section 3.13 or environmental matters, which are instead the subject of Section 3.15.

      3.9   Workforce Related Matters.

            (a)   Workforce.

            (i) Schedule 3.9 sets forth a true and complete list of the name, base salary, wage and bonus opportunity of each Employee with combined base salary, wage and bonus opportunity in excess of $100,000 per annum as of the most recent date prior to the date of this Agreement for which the Company has such information available. None of the Company or any of its Subsidiaries has any present liability with respect to the delinquent payment of wages, salaries, commissions, bonuses, or other direct compensation to any current or former Employee or Independent Contractor other than any such liabilities that would not reasonably be expected to have or result in a Material Adverse Effect.

            (ii) To the Company's knowledge, no Employee has engaged in any violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or restrictive covenant that would produce or result in a material impact, liability or restriction on the conduct of the business of the Company and its Subsidiaries.

            (iii) There are no strikes, slowdowns, work stoppages, lockouts or other material labor controversies pending or, to the Company's knowledge, threatened by or between the Company or any of its Subsidiaries and any of their respective Employees that would reasonably be expected to have or result in a Material Adverse Effect. Except as set forth on Schedule 3.9 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has recognized a trade union or is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

            (iv) Where required under Applicable Law, the Company and its Subsidiaries will have, prior to the Closing Date, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement.

            (b) Compensation Arrangements and Plans. Schedule 3.9 of the Disclosure Letter sets forth an accurate list of all written contracts of the following types to which the Company or any of its Subsidiaries is a party with respect to which the Company or any of its Subsidiaries has any continuing payment obligation: (i) employment agreements or agreements with Independent Contractors (including severance and retention agreements other than (x) contracts and agreements that by their terms may be terminated or canceled by the Company or any Subsidiary thereof with notice of not more than the greater of 120 days and the period of notice required under Applicable Law, in each case, without penalty, (y) contracts and agreements providing for the payment of salary and bonus in an amount less than $100,000 in any one case, or (z) severance agreements that solely provide for severance payments that are statutorily mandated under Applicable Law) and (ii) the material Plans.

            (c) Documents. With respect to each material Plan, the Company has provided or made available to Purchaser true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instrument, insurance contracts or other funding instrument; (iii) the most recent summary plan description or any other written communication having a similar meaning or effect; (iv) the most recent determination letter issued by the IRS; and, (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

            (d) Plan Administration and Compliance. (i) Each Plan has been established and administered in accordance with its terms; (ii) each Plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by the Company or any of its Subsidiaries complies in all respects with the requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and Applicable Laws, except for any failures to comply that would not reasonably be expected to have or result in a Material Adverse Effect; (iii) all Foreign Plans currently maintained or contributed to by the Company or any of its Subsidiaries comply with the requirements of any Applicable Laws, except for any failures to comply that would not reasonably be expected to have or result in a Material Adverse Effect; (iv) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws except for such Taxes, fines, liens, penalties or other liabilities that would not reasonably be expected to have or result in a Material Adverse Effect; and (v) no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan. Except as set forth in Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired Employees or Independent Contractors or directors of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law. No Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any of the Plans or by any Employee or Independent Contractor involving any such Plan (other than routine claims for benefits), except for any claims that would not reasonably be expected to have or result in a Material Adverse Effect.

            (e) Tax Qualification. The Jafra Cosmetics International 401(k) Savings Plan (together with its related trust) has received a favorable determination letter from the IRS as to the qualification of such Plan under
Section 401(a) of the Code and as to the exemption of such related trust from taxation under Section 501(a) of the Code, and such Plan (and related trust) is the only "pension plan" (within the meaning of Section 3(2) of ERISA) under which the Company and its Subsidiaries which has or may have any liability. To the knowledge of the Company, nothing has occurred since the date of such determination letter that would adversely affect the qualification or tax exempt status of such Plan and its related trust.

            (f) Triggering Events. Except as set forth on Schedule 3.9 of the Disclosure Letter neither the execution of this Agreement nor the consummation of the transactions described herein shall by themselves require a payment, or cause acceleration of vesting of a right to payment, under any Plan, employment agreement or severance agreement listed on Schedule 3.9(a) of the Disclosure Letter. Except as set forth on Schedule 3.9 of the Disclosure Letter the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Plan or agreement, in each case as in effect as of the date hereof, that would constitute an "excess parachute payment" for purposes of Section 280G or 4999 of the Code.

            (g) Employee Classification. The Company and its Subsidiaries have, for all purposes, properly classified each person who performs services for the Company or one of its Subsidiaries as a "common law employee" or an "independent contractor" in a good faith application of all Applicable Laws, except for any failures to comply which would not reasonably be expected to have or result in a Material Adverse Effect. There is not pending or, to the knowledge of the Company, threatened, any Governmental Action concerning the classification of the Independent Contractors, or asserting or otherwise relating to the omission in payment by the Company or any of its Subsidiaries of labor or social security contributions in respect of such Independent Contractors. There are no assessments or written requests or demands by a Specified Governmental Authority asserting or otherwise relating to the omission in payment by the Company or any of its Subsidiaries of labor or social security contributions in respect of Independent Contractors. There is no finding by a Specified Governmental Authority that one or more of the Independent Contractors or categories of Independent Contractors are, or should be considered, employees of the Company or the Subsidiaries, which finding is inconsistent, in any material respect, with the classification, as of the date hereof, of more than 50 Independent Contractors who operate within an area subject to such Specified Governmental Authority's jurisdiction or the jurisdiction of any other Specified Governmental Authority that there is a reasonable possibility would follow such finding. As used in this Section 3.9(g), "Specified Governmental Authority" means any foreign Governmental Authority in a jurisdiction where the Company and its Subsidiaries have more than 1,000 Independent Contractors and "Governmental Action" means any action, suit, proceeding, claim, written inquiry, inspection, investigation, assessment, audit or examination by a foreign Specified Governmental Authority. For the avoidance of doubt, any Action brought directly by any one Person (other than a Specified Governmental Authority) against the Company or its Subsidiaries shall not be deemed a Governmental Action.

      3.10  Intellectual Property.

            (a) Schedule 3.10(a) of the Disclosure Letter lists, as of the date hereof, all material United States and foreign trademarks, trade names, service marks,

Internet domain names, or copyrights and patents that, as of the date hereof, are registered or subject to an application for registration and material unregistered trademarks (collectively, "Intellectual Property") that are owned by the Company or any of its Subsidiaries (together with material trade secrets and all other material owned intellectual property rights, "Owned Intellectual Property"). The Company or its Subsidiaries owns or has the right to use all the Intellectual Property material to the conduct of their business as currently conducted, free of all Liens other than licenses listed on Schedule 3.10(b) or entered into in the ordinary course of business consistent with past practice. To the Company's knowledge and except as set forth on Schedule 3.10 of the Disclosure Letter, the Owned Intellectual Property listed on Schedule 3.10(a) is valid and enforceable as of the date hereof. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain in force and protect their ownership of the Owned Intellectual Property, to protect the confidentiality of material trade secrets and other material confidential intellectual property that is currently used in the operation of the business. Except for infringements or violations that would not reasonably be expected to have or result in a Material Adverse Effect, to the Company's knowledge, the operation of Company's business and use of the Owned Intellectual Property by the Company and its Subsidiaries as currently used does not infringe or otherwise violate the Intellectual Property rights of any Person. There is no claim or demand of any Person or entity pertaining to, or any proceeding that is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries that challenges the rights of or use by the Company or any of its Subsidiaries in respect of, any Owned Intellectual Property except for claims or demands that would not reasonably be expected to have or result in a Material Adverse Effect and except as set forth on Schedule 3.10 of the Disclosure Letter.

            (b) Schedule 3.10(b) of the Disclosure Letter lists, as of the date hereof, all material licenses, consent, royalty or other agreements concerning Intellectual Property or trade secrets (other than licenses "off-the-shelf" software) to which the Company or any of its Subsidiaries is a party, pursuant to which (x) the Company or such Subsidiary permits any Person to use any of the Owned Intellectual Property or trade secrets owned by the Company or such Subsidiary, or (y) any Person permits the Company or such Subsidiary to use any Intellectual Property or trade secrets not owned by the Company or such Subsidiary that are used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the "Licenses"). The Company has furnished or made available to the Purchaser copies or written descriptions of all of the Licenses. Each such License is a valid and binding agreement of the Company or one of its Subsidiaries and to the Company's knowledge is in full force and effect as of the date hereof. Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other party thereto, is in default under any License, except for such defaults as would not reasonably be expected to have or result in a Material Adverse Effect.

      3.11 Governmental Authorizations; Compliance with Law. Except as set forth on Schedule 3.11 of the Disclosure Letter, all of the material licenses, permits and other governmental authorizations necessary to lawfully conduct the business of the Company and its Subsidiaries as presently conducted, and to permit the Company and its Subsidiaries to own and use their assets in the manner they presently own and use such assets, have been duly obtained, are held by the Company or its Subsidiaries and are in full force and effect, except in each case where such failures would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Except as set forth on Schedule 3.11 of the Disclosure Letter, the Company and its Subsidiaries are in compliance and have been operated in compliance with all Applicable Laws governing them or the conduct or operation of their businesses or the ownership or use of any of their assets, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, except for violations that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. This Section 3.11 does not relate to tax matters, which are instead the subject of Section 3.13 or environmental matters, which are instead the subject of Section 3.15.

      3.12 Litigation. Except as set forth on Schedule 3.12 of the Disclosure Letter, There are no judicial or administrative actions, proceedings, suits, arbitrations, written claims or investigations pending or, to the knowledge of the Company, threatened, nor is there any judgment, decree, injunction, rule or order of any Government Authority or arbitrator outstanding against the Company or its Subsidiaries, that, individually or in the aggregate, (a) have a reasonable likelihood of being determined in a manner that would reasonably be expected to have or result in a Material Adverse Effect or (b) question the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith, nor is there any judgment, decree, injunction, rule or order of any Government Authority or arbitrator outstanding against the Company or its subsidiaries that would reasonably be expected to have or result in a Material Adverse Effect. The purchase price adjustment under the Acquisition Agreement, dated January 26, 1998, between CDRJ and The Gillette Company has been resolved and there are no pending, or to the Company's knowledge, threatened indemnity claims concerning the Company thereunder.

      3.13 Taxes. Except as set forth on Schedule 3.13 of the Disclosure Letter, and before giving effect to any transactions contemplated by this
Agreement:

            (a) Each material Tax Return required to have been filed by the Company or any of its Subsidiaries incorporated in the United States, Mexico, Germany,

The Netherlands, or Luxembourg (each country, a "Core Jurisdiction" and each such Subsidiary, a "Core Jurisdiction Subsidiary") has been timely filed and all such Tax Returns were correct and complete in all material respects.

            (b) All Taxes of the Company and its Subsidiaries that are shown as due on any material Tax Returns have been paid.

            (c) All material employment and withholding Taxes imposed by a Core Jurisdiction required to be paid or withheld by or on behalf of the Company or any of its Subsidiaries (including withholding Taxes imposed on intercompany dividends or distributions) have been paid or withheld and properly set aside in accounts for such purpose.

            (d) No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes payable by any Core Jurisdiction Subsidiary is in effect as of the date hereof.

            (e) None of the Core Jurisdiction Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any material Tax Return not previously filed.

            (f) As of the date hereof, there are not pending (or proposed in writing) any material claims, assessments, audits, examinations, investigations or other proceedings in respect of Taxes payable by any Core Jurisdiction Subsidiary.

            (g) Since the date of the most recent Company SEC Documents, (which solely for purposes of this Section 3.13(g) shall be deemed to include the S-1) neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes arising from extraordinary income, gains or losses outside the ordinary course of business consistent with past custom and practice.

            (h) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnity or Tax allocation agreement to which any Person other than the Company or any of its Subsidiaries is also a party, and the Company has no continuing obligations or liabilities under any such agreement.

            (i) To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated or other group filing a consolidated, combined, unitary or similar Tax Return other than the groups of which Jafra US, CDRJ Europe, CDRJ Latin America Holding Company B.V. and Jafra Mexico are the parent companies and (ii) neither the Company nor any of its Subsidiaries is liable for the Taxes of another Person (other than the Company and its Subsidiaries) as a result of being a member of a group filing a consolidated, combined, unitary or similar Tax Return with such Person, as a transferee or successor, by contract, or otherwise.

            (j) There are no outstanding requests for rulings or determinations in respect of any Tax pending between (i) any Core Jurisdiction Subsidiary and (ii) any Governmental Authority. None of the Core Jurisdiction Subsidiaries has received from any Governmental Authority any Tax ruling relating to or affecting the Company or any of its Subsidiaries or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision that would affect Taxes of Company or its Subsidiaries in a post-Closing Tax period or portion thereof.

            (k) None of the Company's U.S. Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years.

            (l) The Company has not made an election to be treated as a domestic corporation under Section 897(i) of the Code.

            (m) "Taxes" means all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, gross receipts, capital stock, profits, license, payroll, employment, disability, severance, windfall profits, environmental, custom duties, registration, social security, sales, use, excise, real and personal property, stamp, transfer, asset, VAT and workers' compensation taxes, together with all interest, penalties and additions payable with respect thereto. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a taxing authority relating to Taxes.

      3.14 Absence of Changes. Since December 31, 2003, other than in connection with the transactions contemplated by this Agreement and except as set forth on Schedule 3.14 of the Disclosure Letter, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and no Material Adverse Effect has occurred and there has been no occurrence, circumstance or change that would reasonably be expected to have or result in a Material Adverse Effect. Since December 31, 2003, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing Date, would otherwise require Purchaser's consent in accordance with Section 5.2.

      3.15 Environmental Matters. Except as set forth on Schedule 3.15 of the Disclosure Letter and as would not reasonably be expected to have or result, individually or in the aggregate, in a Material Adverse Effect:

            (a) the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws;

            (b) the Company and its Subsidiaries have obtained, and are, and at all prior times were, in compliance with, all permits and authorizations required under applicable Environmental Laws;

            (c) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with, or otherwise relating to, applicable Environmental Laws, other than matters that have been resolved and that are no longer outstanding;

            (d) no judicial proceeding or governmental or administrative Action is pending, or to the knowledge of the Sellers and the Company threatened, under or relating to any Environmental Law pursuant to which the Company or any of its Subsidiaries is, or will be, named as a party or would otherwise incur any liability;

            (e) neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority or any other Person pursuant to which the Company or any of its Subsidiaries has any continuing obligations under or relating to any Environmental Law including, without limitation, those with respect to the remediation of any condition resulting from the release or threatened release of Hazardous Substances;

            (f) Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released, and are not otherwise present at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of the Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability under or relating to, any Environmental Laws;

            (g) None of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws; and

            (h) To the extent the transactions contemplated under this Agreement are subject to the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. 13:1K et seq., a de minimis exemption from any action to be taken in compliance with such act has been obtained.

      Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, environmental matters shall be governed exclusively by this Section 3.15.

      3.16 Insurance. Schedule 3.16 of the Disclosure Letter lists, as of the date hereof, all of the policies of insurance currently maintained by the Company. Such policies are valid, outstanding, and in full force and effect and all premiums due with respect to all periods specified in Schedule 3.16 of the Disclosure Letter have either been paid or adequate provisions for the payment by the Company thereof has been made. The Company believes that the insurance policies listed on Schedule 3.16 taken together, provide sufficient insurance coverage in scope and amount for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a Person carrying on the same business or businesses as the Company and its Subsidiaries. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party to the policies listed on Schedule 3.16 is in breach or default with respect to each such insurance policy, and no event has occurred, which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under each such policy. The Company has not received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no material claims by the Company under any of such policies relating to the business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

      3.17 Affiliate Transactions. Except as set forth on Schedule 3.17 of the Disclosure Letter and except with respect to agreements between the Company and its Subsidiaries or among its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement with any Affiliate of the Company or any Seller. As of the Closing Date all agreements set forth on Schedule 3.17 of the Disclosure Letter will have been terminated, except as otherwise described on such Schedule.

      3.18 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation.

      3.19 Product Returns. Except as set forth on Schedule 3.19 of the Disclosure Letter, neither the Company nor its subsidiaries has experienced any returns of its products since December 31, 2000 other than returns in the ordinary course of business that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

      3.20 Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the Exchange Act) that are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company's chief executive officer and its chief financial officer by others within those entities, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established. Since December 31, 2003, the Company's auditors and the Audit Committee of the board of directors of the Company have not been advised of: (i) any material deficiencies in the design or operation of internal controls which could reasonably be expected to adversely affect the Company's ability to record, process, summarize, and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal controls. As of the date hereof, no material weaknesses in internal controls have been identified by the Company's auditors; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

      3.21  Independent Contractors. Except as otherwise set forth in schedule
3.21 of the Disclosure Letter, each of the Company and its Subsidiaries has good relationships with each of their respective Independent Contractors except as would not reasonably be expected to have or result in a Material Adverse Effect.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Sellers as follows:

      4.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Germany and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Purchaser's board of directors, which constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      4.2   No Conflicts; Consents and Approvals, etc.

            (a) The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not result in (i) any violation of the Organizational Documents of the Purchaser or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 4.2(b), any breach, conflict with or violation of or default under any Applicable Law applicable to the Purchaser or any Contract to which the Purchaser or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or (iii) the creation or imposition of any Liens other than Liens created by or resulting from the actions of the Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii) for such breaches, conflicts, violations or defaults and such Liens that would not reasonably be expected to materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

            (b) Except as required under any Competition Law, no Governmental Approval or Consent is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except where the failure to do so would not reasonably be expected to materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

      4.3 Financial Ability to Perform. The Purchaser has currently available cash funds or available borrowing capacity under existing credit facilities in an amount in the aggregate sufficient to consummate the transactions contemplated by this Agreement and has provided to the Company evidence thereof.

      4.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

      4.5 Purchase for Investment. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

      4.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, any Seller or the Company for any brokerage or finder's commission, fee or similar compensation, except for GF Capital Management & Advisers, LLC whose fees in respect hereof shall be paid by the Purchaser.

                                   ARTICLE V

                                   COVENANTS

      5.1 Satisfaction of Closing Conditions. The parties shall use their reasonable best efforts to bring about the satisfaction as promptly as practicable of all the conditions contained in Article VI. Without limiting the generality of the foregoing, (x) the parties shall apply for and diligently prosecute all applications for, and shall use their reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such third parties and Governmental Authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement including making the requisite filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act and with any other Governmental Authority with respect to any other Competition Law and (y) the Sellers shall, as promptly as practicable, take all steps necessary to obtain and deliver the Shares at the Closing as contemplated by this Agreement. The parties agree that they shall use their reasonable best efforts to expedite the process mandated under the Competition Law in Austria.

      5.2 Conduct of Business, etc. From the date hereof until the Closing, except (i) for entering into and performing under this Agreement and consummating the transactions contemplated hereby, (ii) as set forth in Schedule
5.2 of the Disclosure Letter or (iii) as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld, the Company and each of its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and comply with all Applicable Laws and preserve its business organization intact and, to the extent consistent therewith, keep available the services of their present officers and other key employees and preserve its assets and business relationships, and will not take any of the following actions:

            (a) directly or indirectly, issue, grant, sell, transfer, authorize, encumber, purchase, acquire or redeem any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any other voting securities (including debt with the right to vote), or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

            (b) incur or modify any indebtedness for borrowed money or guarantee any indebtedness other than to pay interest or other amounts due and payable under the terms of the Company' outstanding indebtedness for borrowed money;

            (c) incur or modify any obligations or liabilities (whether absolute or contingent, and whether due or to become due), other than in the ordinary course of business consistent with past practice;

            (d) repay or redeem, cancel or forgive any indebtedness or obligation (except in accordance with the mandatory provisions of the instruments governing such indebtedness), in each case other than in the ordinary course of business consistent with past practice;

            (e) except as required by U.S. GAAP, revalue any of its assets or change in any material respect its accounting principles or methods;

            (f) except as required by Applicable Law or the terms of any Plan or other agreement existing as of the date of this Agreement, (i) increase the compensation or fringe benefits of any present or former Employee or director of the Company or any of its Subsidiaries, (ii) grant any severance or termination pay to any present or former Employee except in the ordinary course of business, or to any present or former director or officer of the Company or any of its Subsidiaries, (iii) loan or advance any money or other property to any present or former Employee or director of the Company or any of its Subsidiaries or any other Person (other than an Affiliate of the Company) except in the ordinary course of business of Jafra Fin, S.A. de C.V. in amounts not exceeding limits in Company policies and other than relocation loans, business expense advances or inter-company loans in the ordinary course of business consistent with past practice, (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or (v) grant any equity or equity-based awards;

            (g) change the arrangements, policies or practices relating to Independent Contractors in any material respect (other than promotions related to sponsoring qualified new consultants, products, sweepstakes or sales and marketing, and the launching of new products in the ordinary course of business);

            (h) transfer, lease, license, sublicense, assign, sell, mortgage, pledge, subject to any Lien or otherwise dispose of or incur or subject any encumbrance on, any material property or assets owned by the Company or its Subsidiaries other than (i) pursuant to non-exclusive licenses or
      (ii) in the ordinary course of business consistent with past practice;

            (i) enter into, terminate, cancel, fail to renew in accordance with renewal provisions set forth therein, waive compliance with the material terms of or breaches under, or materially modify, any Material Contract or License, except in the ordinary course of business;

            (j) enter into, terminate, cancel, fail to renew in accordance with renewal provision set forth therein, waive compliance with the material terms of or breaches under, or materially modify, any Contract with any Affiliate of the Company, including any Seller or any of its Affiliates (but excluding any Contract between the Company and any of its Subsidiaries), except as expressly contemplated by this Agreement;

            (k) declare, set aside or pay any dividends or distributions on any capital stock of the Company or its Subsidiaries;

            (l) make or change any material elections with respect to Taxes, file or amend any material Tax Return, change an annual Tax accounting period, adopt or change any material Tax accounting method, enter into any material closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a material refund of Taxes, except to the extent any such action is consistent with past practice or taken as part of the ordinary course of conduct of the business;

            (m) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

            (n) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise), or make any capital contribution to or investments in, any Person or material assets, or any voting or non-voting equity securities or similar ownership interests in any Person in each case other than to or in a Subsidiary of the Company;

            (o) split, combine or reclassify any shares of any class or series of its capital stock;

            (p) commit to any capital expenditure, individually or in the aggregate, in excess of $500,000;

            (q) hire or terminate any employee with annual compensation of $100,000 or more, or with a bonus in excess of $50,000;

            (r) amend any provisions of its certificate of incorporation or bylaws or other organizational documents;

            (s) commence, undertake or engage in any new line of business or expand an existing line of business to a territory outside of the United States (other than any existing territory in which the Company or its Subsidiaries operate);

            (t) reduce any insurance coverage material to the Company or permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated;

            (u) settle, compromise, or commence any material Action, or waive, assign or release any material rights or claims except in the ordinary course of business consistent with past practice; or

            (v) enter into any agreement, arrangement or understanding to do any of the foregoing.

      5.3 Access and Information. The Company and each of its Subsidiaries shall give to the Purchaser and its representatives reasonable access at reasonable times as coordinated by the Custodian to the properties, books and records of the Company and its Subsidiaries and shall prepare and/or furnish such information and documents relating to the Company and its Subsidiaries as the Purchaser may reasonably request, provided that the Purchaser shall not be entitled to any such access, information or documents for the purposes of conducting (x) any examination of the Company's products, formulae or other trade secrets or (y) any environmental audit or assessment involving "invasive procedures", in each case without the prior written consent of the Company. The Company and Sellers will furnish to the Purchaser such financial and operating data and other information as the Company provides its directors in the ordinary course or as Purchaser may reasonably request, including interim financial statements not less than ten days following the end of each month. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated as of December 12, 2003 (the "Confidentiality Agreement"), between the Purchaser and the Company, and all requests for and provision of such information and documents shall be made through and coordinated by the Custodian.

      5.4 Publicity. The initial public announcement of the execution of this Agreement and the transactions contemplated hereby shall be subject to the approval of the Purchaser, the Company and the Custodian on behalf of the Sellers. No subsequent press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Custodian on behalf of the Sellers and the Purchaser, unless required by Applicable Law (in the reasonable opinion of counsel) in which case the Custodian and the Purchaser shall have the right to review such press release or announcement prior to publication.

      5.5   Indemnification of Directors and Officers.

            (a) From and after the Closing Date, the Company, its Subsidiaries and their successors shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, each current or former officer or director of the Company or its Subsidiaries (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case, to the full extent that a corporation is permitted under Applicable Laws to indemnify its own directors or officers, as the case may be. In the event any such Action is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of Action, the Covered Parties shall have the right to employ one separate counsel and to participate in the defense of such Action, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel and shall advance such fees, costs and expenses promptly if (i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, or (ii) the defendants in, or targets of, any such Action shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under this Section 5.5(a), upon learning of any such Action, shall promptly notify the Purchaser and the Company (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.5(a) except to the extent such failure materially prejudices such indemnifying party), and shall deliver to the Purchaser and the Company the undertaking contemplated by Section 145(e) of the DGCL (as if such Section were applicable). The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The rights to indemnification under this Section 5.5(a) shall continue in full force and effect for a period of six years from the Closing Date.

            (b) Prior to the Closing, the Sellers shall purchase "tail coverage" with a minimum term of six years after the Closing Date, providing directors' and officers' liability insurance with coverage limits for the benefit of existing and former directors of the Company and is Subsidiaries in the aggregate of at least $25 million with respect to claims arising from or related to facts or events that occurred at or before the Closing Date. The Purchaser and the Company shall have no obligation or liability for any failure by the Sellers to procure such insurance coverage.

            (c) If the Purchaser or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Purchaser shall assume all of the obligations set forth in
Section 5.5(a).

      5.6 Employees and Employee Benefit Plans. For a period of one year after the Closing, the Purchaser shall offer aggregate compensation and employee benefits (including salary or wage level and bonus opportunity, to the extent applicable and health and welfare benefits) to Employees that possess substantially equivalent monetary value to the aggregate non-equity based compensation and employee benefits that such Employees are receiving on the date of this Agreement (subject to any limitations imposed under Applicable Laws).

      5.7   Tax Matters.

            (a) After the Closing, the Sellers and the Purchaser will, and will cause their respective Affiliates to, provide each other with such cooperation and information in their possession or to which they have reasonable access as either of them reasonably may request of the other relating to Tax matters.

            (b) After the Closing, the Purchaser and the Company shall not take the position on any Tax Return, except as required by Applicable Law, that
(i) any Seller (or direct or indirect partner thereof) was required to include any amount under Section 951(a) of the Code or was subject to Section 1248(a) of the Code or (ii) the Company or any of its Subsidiaries was a foreign personal holding company within the meaning of

Section 552 of the Code, during any period in which any Seller owned stock of the Company.

            (c) The Purchaser shall not make or permit any Person to make an election under Section 338(g) of the Code with respect to the purchase of Shares pursuant to this Agreement.

            (d) For a period of two years after the Closing, the Purchaser shall not, and shall not permit the Company or any Subsidiary to, make an election to treat Jafra Worldwide as an association taxable as a corporation for
U. S. federal income tax purposes.

            (e) The Sellers shall cause the Company and any of its Subsidiaries that are formed, organized or resident for Tax purposes in Luxembourg or The Netherlands to file prior to the Closing all Tax Returns for all taxable years through the taxable year ended 2003.

      5.8   Confirmation of Minimum Net Worth Condition.

            (a) The Company shall prepare and deliver to Purchaser an unaudited consolidated balance sheet as at the last day of the calendar month preceding the scheduled Closing Date for which such a balance sheet is available (provided that the date of such balance sheet shall be no more than 45 days prior to the Closing Date), such balance sheet having been prepared on a basis consistent with the principles and practices used to prepare Company's regular unaudited monthly balance sheets and based on the books and records of the Company, provided that the reserves on inventory and accounts receivable shall be determined solely on the Company's existing formula based reserve calculations (the "Pre-Closing Balance Sheet"). The Company shall calculate and deliver to the Purchaser a statement setting forth the consolidated net worth of the Company derived from the Pre-Closing Balance Sheet (the "Pre-Closing Net Worth"). The Pre-Closing Net Worth shall equal the value, as of the date of the Pre-Closing Balance Sheet, of the Company's total consolidated assets, less the value of its total consolidated liabilities, without adjustments for paid-in capital, retained earnings (deficit) and accumulated comprehensive losses, and excluding the impact of any translation gain or loss and transaction gain or loss resulting from the indebtedness on the balance sheet of Jafra Mexico from fluctuations in the value of the Mexican peso to the U.S. dollar since December 31, 2003.

            (b) Following receipt of the Pre-Closing Balance Sheet and the statement of the Pre-Closing Net Worth, the Purchaser will be afforded a period of ten days to review the Pre-Closing Balance Sheet and the Pre-Closing Net Worth. During such review period, the Sellers and the Company shall provide to the Purchaser and its representatives: (i) detailed records (of the nature provided to the Company's independent accountants in conjunction with their normal quarterly review) supporting the Pre-Closing Balance Sheet and Pre-Closing Net Worth as are reasonably requested by Purchaser and (ii) reasonable access to management and the books and records of the Company. The Purchaser and Sellers shall discuss in good faith any disputed items during such review period. If the parties are unable to agree on the Pre-Closing Balance Sheet and the Pre-Closing Net Worth, the Purchaser's determination shall be binding if the condition in Section 6.3(f) below is satisfied or waived and the Closing occurs.

      5.9 Drag-Along Rights. Each Seller (except Clayton, Dubilier & Rice Fund V Limited Partnership (the "Fund")) has executed and is a party to a Management, Director or an Individual Investor Stock Subscription Agreement, between CDRJ and the purchaser set forth therein (collectively, the "Stock Subscription Agreements"), and each such Stock Subscription Agreement is valid and in full force and effect. The Company has assumed all of CDRJ's obligations under the Stock Subscription Agreements and the transactions contemplated by this Agreement will permit the Fund to exercise its drag-along rights under the Stock Subscription Agreements. If all the Sellers have not delivered counterpart signature pages within ten days after the date hereof, the Fund will (i) promptly (and in any event within five days thereafter) deliver a Drag-Along Notice (as defined in the Stock Subscription Agreements) to, and (ii) follow all other procedures required to exercise its drag-along rights set forth in the applicable Stock Subscription Agreement with respect to, and to seek compliance with such drag-along rights by, each Seller who has not executed this Agreement. All costs and expenses incurred in connection with exercising such drag-along rights will be borne solely by the Sellers.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

      6.1 Conditions to Obligations of the Parties. The obligations of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            (a) Competition Laws. The waiting period under the HSR Act shall have been terminated or expired and any Consents under any other Competition Laws shall have been received.

            (b) No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

      6.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser in Article IV shall be true and correct in all respects when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date). The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

            (b) Officer's Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by a senior executive officer of the Purchaser, as to the fulfillment of the conditions set forth in Section 6.2(a).

            (c) Release. The Company shall have executed and delivered to the Custodian a release in the form previously agreed by the Purchaser, the Company and the Custodian.

      6.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties of the Sellers. The representations and warranties of each Seller in Article II shall be true and correct in all respects when made and true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date). Each Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by such Seller at or before the Closing.

            (b) Representations and Warranties of the Company. The representations and warranties of the Company in Article III shall be true and correct in all respects when made and true and correct in all material respects at and as of the Closing Date (except that the representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date) with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date); provided, however, that this condition will be deemed to be satisfied if such untrue or incorrect representations and warranties (without regard to any materiality or Material Adverse Effect qualifiers other than with respect to the representation and warranty contained in Section 3.14) at and as of the Closing Date do not, individually or in the aggregate, have, or would not reasonably be expected to have a Material Adverse Effect; provided, further, that this condition will be deemed not to be satisfied if the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.9(g), 3.17 and 3.18 were not true and correct when made and true and correct in all material respects at Closing. The Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

            (c) Custodian Certificate. The Custodian shall have delivered to the Purchaser a certificate executed on behalf of each of the Sellers, dated the Closing Date and, as to the fulfillment of the conditions set forth in Section 6.3(a).

            (d) Company's Officer's Certificate. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its Chairman and Chief Executive Officer and its Chief Financial Officer, as to the fulfillment of the conditions set forth in Section 6.3(b) and 6.3(f).

            (e) CDRJ Liquidation. The liquidation of CDRJ shall have been completed in the manner set forth on Schedule 1.3 of the Disclosure Letter and the Shares shall have been duly distributed to the Sellers.

            (f) Net Worth. (i) The Company shall have complied with the provisions set forth in Section 5.8 of this Agreement and (ii) the consolidated net worth of the Company, calculated in a manner consistent with the calculation of the Pre-Closing Net Worth, plus the value of (x) any expenses of the Company to obtain Consents referred to in Section 3.2 and (y) all expenses of the Sellers and the Company payable by the Company pursuant to Section 8.6, shall not be less than the consolidated net worth of the Company reflected on the December 2003 Balance Sheet, which the Purchaser and the Company acknowledge equals negative $55,389,000.

            (g) Resignations. Except for Ronald Clark and Gonzalo Rubio, the directors of the Company and each of its Subsidiaries specified in a notice delivered by the Purchaser to the Company and the Sellers at least five Business Days prior to the Closing shall have submitted their resignations from the Boards of Directors of such companies, effective as of the Closing Date.

            (h) Custody Agreements. The Purchaser shall have received from each Seller a duly executed signature page of this Agreement and copies of the Custody Agreement executed by each Seller shall have been made available to the Purchaser for review and prior reasonable comment.

            (i) Mexican Subsidiary Shares. Eugenio Lopez Barrios shall have delivered to the Purchaser stock certificates or powers with respect to the Mexican Subsidiary Shares duly endorsed "in property" in favor of the Purchaser or its designee.

                                  ARTICLE VII

                                  DEFINITIONS

      Definition of Certain Terms. The terms defined in this Article VII, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated and the words "hereof" and "hereunder" will be deemed to refer to this Agreement as a whole and not to any particular provision. The words "includes" and "including" will be deemed to be followed by the words "without limitation" whenever used.

      "10-K": as defined in Section 3.5(a).

      "Action": any action, suit, proceeding, claim, arbitration, inquiry or investigation.

      "Affiliate": with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "Aggregate Purchase Price": as defined in Section 1.1(b).

      "Applicable Laws": all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

      "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.

      "CDRJ": as defined in Recital A.

      "CDRJ Europe": as defined in Recital A.

      "CDRJ Europe Shares": all of the issued and outstanding capital stock of CDRJ Europe.

      "Closing": as defined in Section 1.2.

      "Closing Date": as defined in Section 1.2.

      "Code": as defined in Section 3.9(d).

      "Common Stock": as defined in Section 3.3(a).

      "Company": as defined in the preamble to this Agreement.

      "Company Options": as defined in Section 3.3(b).

      "Company SEC Documents": as defined in Section 3.5(a).

      "Company Warrant": the Amended and Restated Stock Purchase Warrant, to be dated as of the date the liquidation of CDRJ is completed, by and between the Company and Jafra US.

      "Competition Laws": the HSR Act (U.S.), the Act against Restrictions of Competition of 1958 (Gesetz gegen Wettbewerbsbeschrankungen) (Germany), the Federal Law on Economic Competition (Mexico) and the Federal Act of 19 October 1988 on Cartels and other Restrictive Trade Practices (Austria).

      "Confidentiality Agreement": as defined in Section 5.3.

      "Consent": any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

      "Contract": any agreement, license, sales order, purchase order, lease, contract, commitment, instrument, undertaking or arrangement, whether written or oral (in each case with respect to an amount of goods, services or rights in excess of $25,000). As of the date hereof, the term "Contract" shall include only those agreements, licenses, sales orders, purchase orders, leases, contracts, commitments, instruments, undertakings or arrangements with respect to the Company's business in the United States, Mexico, Brazil and Germany.

      "Core Jurisdiction": as defined in Section 3.13(a).

      "Core Jurisdiction Subsidiary": as defined in Section 3.13(a).

      "Covered Parties": as defined in Section 5.5(a).

      "Custodian": as defined in Section 1.4(a).

         "Custody Agreement":  as defined in Section 1.4(a).

      "December 2003 Balance Sheet": the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2003.

      "Disclosure Letter": as defined in Section 2.2(a).

      "ERISA": as defined in Section 3.9.

      "Employee": : any employee of the Company or any of its Subsidiaries.

      "Environmental Law": any foreign, federal, state, or local law, statute, rule, regulation, ordinance, code, order or other binding requirement of law relating to (i) the manufacture, transport, use, treatment, storage, disposal or release of Hazardous Substances, (ii) the protection of the environment (including, without limitation, natural resources, air and surface or subsurface land or waters) or (iii) to the extent relating to exposure to Hazardous Substances, the protection of human health.

      "Exchange Act": the Securities Exchange Act of 1934, as amended.

      "Exercise Price": with respect to any Company Option, the amount required to be paid by the holder thereof to exercise such option.

      "Foreign Plan": a Plan adopted or maintained for the benefit of Employees or Independent Contractors resident outside the United States.

      "Fund": as defined in Section 5.9.

      "Governmental Action": as defined in Section 3.9(g).

      "Governmental Approval": any Consent of, made with or obtained from, any Governmental Authority.

      "Governmental Authority": any Federal, state, multinational, local or foreign court, arbitrator, governmental or quasi-governmental agency, authority, instrumentality or regulatory body, and any self-regulatory organization.

      "Hazardous Substance": any material or substance that is (a) listed, classified or regulated as a "hazardous material," "hazardous waste," "solid waste," "hazardous substance" or any other term of similar import pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls or any other material regulated under applicable Environmental Laws.

      "HSR Act": Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnification Agreement": the Amended and Restated Indemnification Agreement, dated as of May 20, 2003, among CDRJ, the Company, Jafra Worldwide,

Jafra Distribution (Mexico), Jafra US, Jafra Mexico, the Custodian and Clayton, Dubilier & Rice Fund V Limited Partnership.

      "Indemnified Liabilities": as defined in Section 5.5(a).

      "Independent Contractor" : any independent contractor or consultant of the Company or any of its Subsidiaries.

      "Intellectual Property": as defined in Section 3.10(a).

      "IRS": the U.S. Internal Revenue Service.

      "Jafra Distribution (Mexico)": as defined in Recital A.

      "Jafra Mexico": as defined in Recital A.

      "Jafra Stock Incentive Plan": as defined in Section in 3.3(b).

      "Jafra US": as defined in Recital A.

      "Jafra Worldwide": as defined in Recital A.

      "Leased Real Property": as defined in Section 3.7(a).

      "Leases": as defined in Section 3.7(b).

      "Licenses": as defined in Section 3.10(b).

      "Liens": as defined in Section 1.3.

      "Material Adverse Effect": (a) any circumstance, change, effect, event, development or occurrence that individually, or in the aggregate is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken together as a whole, other than any circumstance, change, effect, event, development or occurrence (i) relating to the U.S., Mexican or European economies, financial markets or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism) in general, (ii) affecting the industries in which the Company operates which do not have a materially disproportionate effect on the Company and its Subsidiaries taken together as a whole, (iii) relating to changes in Tax Laws or accounting standards, principles or interpretations or
(iv) relating to a loss of customers, consultants, vendors, suppliers or employees arising from announcement of this Agreement and the transactions contemplated by this Agreement or (b) solely with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.12, any circumstance, change, effect, development or occurrence that individually or in the aggregate, would prevent, materially impair or materially delay the consummation of the transactions contemplated by the Agreement.

      "Material Contracts": as defined in Section 3.8.

      "Maximum Premium": as defined in Section 5.5(b).

      "Mexican Subsidiary Shares": any and all shares owned by the Eugenio Barrios in the corporate capital of the Mexican Subsidiaries of the Company, as described in Schedule 3.4 of the Disclosure Letter.

      "Option Cancellation Amount": as defined in Section 1.1(c).

      "Option Holder": as defined in Section 3.3(b).

      "Option Shares": as defined in Section 3.3(b).

      "Organizational Documents": as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association and by-laws, if a partnership, its partnership agreement or, if any other entity, all of the formation and constitutive documents of such entity.

      "Owned Intellectual Property": as defined in Section 3.10(b).

      "Owned Real Property": as defined in Section 3.7.

      "Parent": as defined in the preamble to this Agreement.

      "Permitted Liens": as defined in Section 3.7.

      "Person": any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

      "Plan": any welfare benefit, fringe benefit, profit sharing, pension, severance, termination, change-in-control, retirement, bonus, incentive compensation, stock option or other equity based compensation, deferred compensation, or other employee benefit plan, policy, agreement, contract or commitment including, without limitation, any "employee benefit plan" (within the meaning of section 3(3) of ERISA) maintained for the benefit of Employees, Independent Contractors or directors of the Company or its Subsidiaries, other than benefits which are statutorily mandated under U.S. or non-U.S. Applicable Laws.

      "Pre-Closing Balance Sheet" as defined in Section 5.8(a).

      "Pre-Closing Net Worth": as defined in Section 5.8(a).

      "Purchase Share Price": An amount (rounded to the nearest $0.01) equal to
(x) the Aggregate Purchase Price minus the transaction expenses, if any, payable by the Sellers pursuant to Section 8.6 as calculated by the Custodian, plus the aggregate Exercise Price for all outstanding Company Options in respect of which an Option Cancellation Amount is payable at Closing, divided by (y) the number of Shares that would be outstanding at the Closing if, immediately prior thereto, all Company Options in respect of which an Option Cancellation Amount is payable were exercised for Shares (but excluding the 3,476 Shares held by the Company as treasury stock).

      "Purchaser": as defined in the preamble to this Agreement.

      "S-1": as defined in Section 3.5(b).

      "SEC": the U.S. Securities and Exchange Commission.

      "Securities Act": the Securities Act of 1933, as amended.

      "Sellers": as defined in the preamble to this Agreement. Any action required by this Agreement to be taken by Sellers may be taken, and any notice given by Sellers may be relied upon by Purchaser, only if taken or given by Sellers holding more than 75% of the Shares.

      "Shares": as defined in recitals to this Agreement.

      "Specified Governmental Authority": as defined in Section 3.9(g).

      "Stock Subscription Agreements": as defined in Section 5.9.

      "Subsidiaries": each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

      "Taxes": as defined in Section 3.13(m).

      "Tax Laws": Applicable Laws of the type specified in clause (i) of the definition of Applicable Laws relating to Taxes.

      "Tax Return": as defined in Section 3.13(m).

      "U.S. GAAP": generally accepted accounting principles as applied in the United States.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      8.1 Non-survival of Representations, Warranties and Agreements. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the parties nor their respective officers, directors or shareholders shall have any liability with respect thereto, except for the representations and warranties of the Sellers contained in Section 2.1, 2.2 and 2.4, which shall survive beyond the Closing. Covenants or agreements that by their terms contemplate performance by or at the Closing Date shall not survive the Closing Date. This Section 8.1 shall not limit, however, any covenant or agreement that by its terms contemplates performance after the Closing Date.

      8.2 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

      8.3 Entire Agreement. This Agreement, including the Disclosure Letter, the Confidentiality Agreement and the Custody Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof, including the letter of intent, dated March 1, 2004, between the Company, the Custodian and Vorwerk & Co KG.

      8.4 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever other than those expressly set forth in Articles II, III and IV and none of the parties is relying on any statement (including any projected financial information provided to the Purchaser) made by the other party or such other party's Affiliates, representatives or agents, except for the representations and warranties expressly set forth in such sections. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor, that it has reviewed information provided by the Company at its request, that it has been provided an opportunity to conduct a due diligence review of the Company and its business, and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Sellers.

      8.5   Termination.

            (a) This Agreement may be terminated: (i) at any time prior to the Closing Date by mutual written consent of the Purchaser and the Sellers, or (ii) by either the Purchaser or the Sellers by written notice to the other party, if the Closing has not taken place on or before July 31, 2004 or such later date as the parties may agree to in writing (provided that the right to terminate this Agreement under this clause (ii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before July 31, 2004 (or such later date as the parties may agree in writing) and such action or failure to perform constitutes a breach of this Agreement), or (iii) by either the Purchaser or the Sellers by written notice to the other party if any event, fact or condition occurs or exists that otherwise makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, and such event, fact or condition shall not have been cured (except when such event, fact or condition is not reasonably capable of being cured) or waived by the non-terminating party within 30 days, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing.

            (b) In the event of termination by the Sellers or the Purchaser pursuant to this Section 8.5, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (i) All confidential information received by the Purchaser with respect to the Company and its Affiliates or its agents shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

            (ii) If this Agreement is terminated as provided in this Section 8.5, this Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement, Section 5.4 relating to publicity, and Section 8.6 relating to certain expenses. Nothing in this
      Section 8.5 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

      8.6 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, the Company shall pay the expenses of the Sellers and the Company incident to the preparation, negotiation and performance of this Agreement and the Purchaser shall pay its own expenses incidental to the preparation, negotiation and performance of this Agreement, together with all expenses and prepayment premiums, if any, associated with any retirement of outstanding indebtedness of the Company and its Subsidiaries in connection with the Closing. Notwithstanding the foregoing, in the event the Closing occurs, the maximum aggregate amount of expenses the Company shall be required to pay (together with all Company expenses incurred in connection with the previously anticipated initial public offering of its capital stock) shall not exceed $2.25 million; any additional expenses of the Company and the Sellers incident to the preparation, negotiation and performance of this Agreement shall be borne by the Sellers. The Purchaser shall be responsible for all fees in connection with any filings, applications or proceedings required by any Competition Law. All transfer, sales, use and similar taxes and fees (including notarial fees, but excluding Taxes related to income or gain) arising out of the sale of the Shares pursuant to this Agreement shall be shared equally by the Purchaser and the Sellers.

      8.7 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

      8.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

(i) if to the Company:

      CDRJ North Atlantic (Lux) S.ar.l.
      c/o Jafra Cosmetics International
      2451 Townsgate Road
      Westlake Village, California  91361
      Fax Number:  (805) 449-3256
      Attention:  General Counsel

(ii) if to any Seller, to it at the address set forth opposite such Seller's name on the signature pages hereto;

and, in either case, with a copy to:

      Debevoise & Plimpton LLP
      919 Third Avenue
      New York, New York  10022
      Fax Number: (212) 909-6836
      Attention:  Franci J. Blassberg, Esq.

(iii) If to the Purchaser:

      Vorwerk & Co. eins GmbH
      Muhlenweg 17-37
      D-42270 Wuppertal Germany
      Fax Number: (49) 202 564-1807
      Attention: Corporate General Counsel

with a copy to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Fax Number: (212) 455-2502
      Attention: John Finley, Esq.
                 Daniel Clivner, Esq.

or to such other address or to such other person as any party hereto shall have last designated by notice to the other party.

      8.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by either party hereto shall require the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Purchaser may assign its rights and obligations under this Agreement to an Affiliate of Purchaser; provided that such Affiliate assumes and agrees to perform by a written instrument satisfactory to the Company all of the Purchaser's obligations hereunder and further provided that no such assignment or assumption shall release the Purchaser from its obligations hereunder or the obligations of the Parent under its guarantee of the obligations of the Purchaser or such assignee hereunder.

      8.10 No Third Party Beneficiaries. Except with respect to the Covered Parties under Section 5.5 and the Option Holders under Section 1.4(b), all of whom are intended third party beneficiaries of this Agreement, nothing in this Agreement shall confer any rights upon any person or entity that is not a party or a successor or permitted assignee of a party to this Agreement.

      8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. This Agreement shall become effective and binding as to the Purchaser and any Seller when the Purchaser shall have received a counterpart signed by such Seller and such Seller shall have received a counterpart signed by the Purchaser.

      8.12 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Company's knowledge or the knowledge of the Company shall mean the actual knowledge, after reasonable inquiry and investigation, of any Person listed on Schedule 8.12 of the Disclosure Letter.

      8.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles of such state that would require the substantive laws of another jurisdiction to apply.

      8.14  Consent to Jurisdiction, etc.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Action may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

      8.15 Specific Performance. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company will be entitled to specific performance and injunctive relief as remedies for any such breach, without the necessity of posting any bond. Such remedies will not be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity.

      8.16 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      8.17  Waiver of Punitive and Other Damages and Jury Trial.

            (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.17.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                 VORWERK & CO. EINS GMBH

                                 By /s/ EBERHARD POTHMANN  /s/ MATTHIAS HICKMANN
                                    -------------------------------------
                                    Name:
                                    Title:




                                 CDRJ NORTH ATLANTIC (LUX) S.aR.L.

                                 By /s/ DONALD J. GOGEL
                                    -------------------------------------
                                    Name: Donald J. Gogel
                                    Title: Manager

Address:                                    CLAYTON, DUBILIER & RICE
Clayton, Dubilier & Rice Fund V Limited       FUND V LIMITED PARTNERSHIP
Partnership
1409 Foulk Road, Suite 106
Wilmington, Delaware 19803                  By: CD&R Associates V Limited
                                                Partnership, the general partner

With copies to:                             By: CD&R Investment Associates II,
                                                Inc., its managing general
                                                partner

Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th floor
New York, New York  10152
Attention:  Mr. Donald J. Gogel             By: /s/ DONALD J. GOGEL
                                               ---------------------------------
                                            Name: Donald J. Gogel
                                            Title: President and
                                                     Chief Executive Officer
and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention:  Franci J. Blassberg, Esq.

Address:                                    RONALD B. CLARK
201 Crandon Blvd. #733
Key Biscayne, FL  33149                     /s/ RONALD B. CLARK
                                            ------------------------------------


Mailing Address:                            GONZALO R. RUBIO
2451 Townsgate Rd.
Westlake Village, CA  91361                 /s/ GONZALO R. RUBIO
                                            ------------------------------------
Permanent: Careto, 5.
28460 Los Molinos.
Madrid, Spain.

Address:                                    RALPH S. MASON, III
2620 Wallingford Dr.
Beverly Hills, CA  90210                    /s/ RALPH S. MASON, III
                                            ------------------------------------

Address:                                   JAIME LOPEZ GUIRAO
2451 Townsgate Rd.
Westlake Village, CA  91361                /s/ JAIME LOPEZ GUIRAO
                                           ------------------------------------

Address:                                   EUGENIO LOPEZ BARRIOS
Pico de Turquino 13 Depto. 302 Jardines
de la Montana                              /s/ EUGENIO LOPEZ BARRIOS
Del. Tlalpan C.P. Mexico D.F.              ------------------------------------

Address:                                   MICHAEL A. DIGREGORIO
32079 Canterhill Pl.
Westlake Village, CA  91361                /s/ MICHAEL A. DIGREGORIO
                                           ------------------------------------

Mailing Address:                           JOSE LUIS PECO
2451 Townsgate Rd.
Westlake Village, CA  91361                /s/ JOSE LUIS PECO
                                           ------------------------------------


Address:                                   ALAN FEARNLEY
1617 Vista Oaks Way
Westlake Village, CA  91361                /s/ ALAN FEARNLEY
                                           ------------------------------------


Address:                                   DANIEL BURKE
17 Emerson Lane
Hollis, NH  03049                          /s/ DANIEL BURKE
                                           ------------------------------------


Address:                                   MARIA DOLORES SANCHEZ CANO GASCON
Jafra Cosmetics International S.A. de C.V.
Blvd. Adolfo Lopez Mateos #515             /s/ MARIA DOLORES SANCHEZ CANO GASCON
Col. Tlacopac                              ------------------------------------
Mexico D.F. 01040

Address:                                    SANDRA ELIZONDO
Jafra Cosmetics International S.A. de C.V.
Blvd. Adolfo Lopez Mateos #515              /s/ SANDRA ELIZONDO
Col. Tlacopac                               ------------------------------------
Mexico D.F. 01040

Address:                                    LUIS MENENDEZ
Juan O'Donoju #142
Col. Lomas de Chapultepec                   /s/ LUIS MENENDEZ
11000 Mexico, D.F.                          ------------------------------------

Address:                                    PRAGNA CHAKRAVARTI
18742 Labrador St.
Northridge, CA  91324                       /s/ PRAGNA CHAKRAVARTI
                                            ------------------------------------

Address:                                    BRIAN CHASE
4414 Park Mallorca
Calabasas, CA  91302                        /s/ BRIAN CHASE
                                            ------------------------------------

Address:                                    ANN REESE
168 Kirby Lane
Rye, NY  10580                              /s/ ANN REESE
                                            ------------------------------------

Address:                                    CHRISTOPHER SINCLAIR
Manticore Partners
35 Mason Street                             /s/ CHRISTOPHER SINCLAIR
Greenwich, CT  06830                        ------------------------------------

Address:                                    TRUST OF CARLO DIGREGORIO
Dale W. Martin Jr. Trust of
     Carlo DiGregorio
10443 N. 48th Place                         By: /s/ DALE W. MARTIN JR.
Paradise Valley, AZ  85253                      --------------------------------
                                                Name: Dale W. Martin Jr.
                                                Title: Trustee

Address:                                    TRUST OF DANIELA DIGREGORIO
Dale W. Martin Jr. Trust of
     Daniela DiGregorio
10443 N. 48th Place                         By: /s/ DALE W. MARTIN JR.
Paradise Valley, AZ  85253                      --------------------------------
                                                Name: Dale W. Martin Jr.
                                                Title: Trustee

Address:                                    DANIEL YERGIN
2959 Davenport St., NW
Washington, DC  20008                       /s/ DANIEL YERGIN
                                            ------------------------------------

Address:                                    EDMUND M. CARPENTER
CEO, Barnes Group
123 Main Street                             /s/ EDMUND M. CARPENTER
P.O. Box 489                                ------------------------------------
Bristol, CT 06010-0489

Address:                                    EDWARD H. RENSI
8400 Kearney Road
Downers Grove, IL  60516                    /s/ EDWARD H. RENSI
                                            ------------------------------------

Address:                                    J. QUINCY HUNSICKER
Buhlstrasse 49
Kusnacht                                    /s/ J. QUINCY HUNSICKER
CH-8700 Switzerland                         ------------------------------------

Address:                                    JENS ODEWALD
Lustheide 31
Bergisch-Gladbach                           /s/ JENS ODEWALD
D-51427 Germany                             ------------------------------------


Address:                                    JOSEPH HARDIN
820 Picacho Lane
Santa Barbara, CA  93108                    /s/ JOSEPH HARDIN
                                            ------------------------------------


Address:                                    KENNETH D. TAYLOR
1775 York Avenue
Apartment 29 H                              /s/ KENNETH D. TAYLOR
New York, NY  10128                         ------------------------------------


Address:                                    MARTIN WALKER
Two Seaside Lane
Bellaire, FL  33756                         /s/ MARTIN WALKER
                                            ------------------------------------

Address:                                    MARVIN MANN
233 Plantation Circle S.
Ponte Vedra Beach, FL  32082                /s/ MARVIN MANN
                                            ------------------------------------

Mailing address:
200 B Edinburgh Drive
Carry, NC  27511

Address:                                    RICHARD GILLELAND
4994 Summit View Drive
Westlake Village, CA  91362                 /s/ RICHARD GILLELAND
                                            ------------------------------------


Address:                                    ROY W. HALEY
Chairman & CEO
WESCO                                       /s/ ROY W. HALEY
225 West Station Square Dr. Suite 700       ------------------------------------
Pittsburgh, PA  15219

5518 Sail Court
Orlando, FL  32819

Address:                                    SIRI MARSHALL
3610 Northome Road
Wayzata MN  55391                           /s/ SIRI MARSHALL
                                            ------------------------------------


Address:                                    STEVEN D. GOLDSTEIN
45 East 89th Street
Apt. 8C                                     /s/ STEVEN D. GOLDSTEIN
New York, NY  10128                         ------------------------------------